Exhibit 10.1

The Contract of LPG Pipeline installation Project

Party A: Zunyi City Yong-sheng Real Estate Development Co. Ltd. (Hereafter referred to as Party A)

Party B: Zunyi Jiahong Gas Co. Ltd. (Hereafter referred to as Party B)

In accordance with the regulation that “No LPG cylinder can be used in high buildings” and Government [2002] No. 37 Document issued by Zunyi City Price Bureau to install pipelines through planning, Party A and Party B agree that Party A should collect pipeline installation fees from every resident and pass them to pay to Party B for the installation project.  The details are as follows:

1)	The Contract Object
Party B should be responsible for the design, installation and construction of the LPG supply system.  The above LPG supply system includes the supply depot, the pipeline network, the interior system and indoor facilities (excluding gas appliance) as well as other supplementary parts.

2)	The ownership of the Object
Party B is responsible for the maintenance and replacement to guarantee the normal use of the system and own the whole system.  The resident has the long term right to use the system.

3)	The Quality of the Project
The detailed construction documents and graphs by designer and the National Inspection Standard for LPG Pipeline Construction will be applied as the standard of the project.  The quality of the pipes should meet the GB standard.  The material used for controlling devices such as valves should be imported.  The quality standard should meet with GB ones and should be checked by relevant government agencies before use.

4)	Contract Price
The contract price for the installation and construction of the system is RMB 2250 per household, thus the total will be RMB______________.  There are 192 households involved in the project, among them there may be 10% maximum residents who don’t need the pipelines.  If the number is greater than 10%, Party A agrees to make up the difference (The exact number of the households will be calculated as the completion of the system).  The number of households in the lower floors (not including the above 192 households) will be determined later.

5)	Payment
Upon the signing of this contract, Party A should pay 30% of the total project fees to Party B as the payments for the design and raw material.  The payment should be made no later than February 2008.  Party A should pay to Party B another 30% upon the completion of underground pipelines and the construction of the central supply depot.  Three days after the completion of the system and the approval of government inspections, Party A should pay to Party B the remaining 40% of the total project fees.

6)	Safety Responsibility
Party B should be self responsible for the safety devices and safety controls during the construction.

7)	Project Duration
After the signing of this contract, Party A should provide Party B the schedule of the whole buildings’ completion plan.  If the buildings are ready for the installation of the LPG system (including the completions of the roofs, exterior decoration and roads and sidewalks among the buildings), and Party A formally sends Party B a Notice of Readiness for Installation, Party B will complete the construction and installation within 100 working days from the day of the receipt of the Notice.

8)	Responsibility of Each Party
A)	Responsibility of Party A
a)	Make the payment on time according to this contract.
b)
Provide the land for the building of the central supply depot and position it according to the requirements of State Safety Regulation.  Provide the ready access to water and electricity needed for the depot and measurement meters for water and electricity when Party A applies the installation of them for each household.  But Party B should be responsible for the fees.

c)	To make it a public knowledge or to educate the households to follow “Users’ Handbook for Safely Using LPG Pipeline” and to take care the system facilities.
d)
Coordinate for and assist Party B during the construction so as to provide Party B an ideal working environment and conditions.  Party B will extend the Project Duration if there are delays caused by the changes of working conditions.

e)	Pipeline system is supplementary facility for Party A’s buildings. Therefore Party A should assist Party B to apply all kinds of approvals from authority at the expenses of Party B.

B)	Responsibility of Party B
a)	To assign a professional to supervise specifically from the beginning to the end the quality of the installation and construction.
b)
To guarantee the project to be done with the planned schedule and quality requirements until the government agencies inspect and approve before formal use.  Party B should take responsibility of the constructor.

c)	To make all applications for licenses, permits, approvals, inspections and bear the costs.
d)	To dispatch “Users’ Handbook for Safely Using LPG Pipeline” to all users of the system and other safety or users’ pamphlets.
e)	If natural gas is introduced into Zunyi, Party B agrees to provide natural gas without additional charges from either Party A or the users.

9)	Violation Responsibility
C)	Party A
a)
Once the contract is signed, if Party refuses either to execute the contract or to make the payment, Party A should bear all economic losses caused and pay 10% of total fees as penalty for breaching the contract.  The penalty will charge 5% delay payment of the penalty amount per month.

D)	Party B
a)	If Party B can’t complete the project according to the schedule, not including cases caused by force majeure, then Party B should pay to Party A RMB1000 per day.
b)
If the project can’t get the approval or get through the inspection by government because of the problems of the master design or quality control during the construction, then Party B should compensate to Party A the costs Party A has to pay for the residents for the failure to release the household on time.

10)	Solution of the Dispute
Party A and B can make additional agreements for the terms and conditions not covered by this contract.  The new agreements have the same legal effectiveness as this contract.  If there is any dispute when executing this contract, if negotiations can’t solve, then a lawsuit can be brought to Zunyi People’s Court.

11)	This contract will immediately take effect once signed the sealed by both parties.

12)	This contract has four original copies, each party holds two of them.

Party A: Zunyi Yong-sheng Real Estate Development Co. Ltd.	Party B: Zunyi Jiahong Gas Co. Ltd.
Representative: (Signed)	Representative: (Signed)
Bank Account:	Bank Account:
Tel: 8435806	Tel: 8272724

Dated on October 26, 2007